Exhibit 3.4

Amendment to WindTamer Corporation Amended and Restated By-Laws

Effective March 10, 2010

ARTICLE 1- MEETINGS OF SHAREHOLDERS

1.4   Notice of Meetings. Written or printed notice of the date, time and place of all meetings of the shareholders shall be given personally, or by first class mail, not less than ten (10) days nor more than sixty (60) days before the day fixed for the meeting, to each shareholder entitled to vote at said meeting, and, unless the meeting is an annual meeting, such notice must also state the purpose or purposes for which the meeting is called and must indicate that it is being issued by or at the direction of the person or persons calling the meeting, provided, however, that such notice may be given by third class mail not less than twenty-four (24) days nor more than sixty (60) days before the day fixed for the meeting. Such notice must also be given to any shareholder who, by reason of any action proposed at such meeting, would be entitled to have his stock appraised, if such action were taken, and such notice must specify the proposed action and state the fact that if the action is taken, the dissenting shareholder shall have appraisal rights. Such notice shall be given to the shareholder personally or by mailing it, postage prepaid and addressed to him at his address as it appears on the books of the Corporation, unless he shall have filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which event it shall be mailed to the address designated in such request. The notices, as provided for in this Section, are not required to be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

No notice of an adjourned meeting of shareholders need be given, if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.